Contact:	FOR IMMEDIATE RELEASE
Francie Nagy
Investor Relations
+1-212-515-4625

Brookdale Announces Common Stock Dividend of $0.35

Per Share for the Second Quarter

Chicago, IL. June 15, 2006 – Brookdale Senior Living Inc. (NYSE: BKD) announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of $0.35 per share for the quarter ending June 30, 2006. The $0.35 per share dividend is payable on July 17, 2006 to holders of record of Brookdale’s common stock on June 30, 2006.

Brookdale Senior Living Inc. is a leading owner and operator of senior living facilities throughout the United States. Brookdale is committed to providing an exceptional living experience through properties that are designed, purpose-built, and operated to provide the highest-quality service, care and living accommodations for residents. Brookdale owns and operates independent, assisted and dementia-care facilities, with a total of 450 facilities in 32 states and the ability to serve over 34,000 residents.

For more information regarding Brookdale and to be added to our email distribution list, please visit www.brookdaleliving.com.